1 NewtekOne, Inc. Achieves Record SBA 7(a) Loan Closings in the Third Quarter 2023 Boca Raton, FL October 2, 2023 - NewtekOne, Inc. (the “Company” or “NewtekOne”) (NASDAQ: NEWT), announced today that its nationally chartered bank subsidiary, Newtek Bank, N.A., closed a record $218.0 million of SBA 7(a) loans for the three months ended September 30, 2023, which represents a new quarterly record for the Company, beating the previous record quarter of $217.8 million SBA 7(a) loans closed for the three months ended September 30, 2022. In addition, Newtek Bank closed a record 517 SBA 7(a) loan units for the three months ended September 30, 2023, an increase of 45.6% compared to 355 SBA 7(a) loan units closed by the Company for the same period in 2022. Total loan closings across all of the Company’s loan products reached $261.5 million, and 541 units, for the three months ended September 30, 2023, compared to $251.8 million, and 368 units, for the same period one year ago. Both the total loan closings in dollars and units were also quarterly records for the Company. Barry Sloane, Chairman, President and Chief Executive Officer commented, “We are extremely pleased that Newtek Bank closed a Company record $218.0 million of SBA 7(a) loans in the third quarter 2023, outpacing the Company’s previous record from the third quarter 2022. Correspondingly, we also achieved a record in closed SBA 7(a) loan units for the third quarter 2023 of 517 units; 45.6% higher compared to the same period last year. Total loan closings for NewtekOne, which includes closings of SBA 7(a) loans, SBA 504 loans, conforming C&I loans, conforming commercial real estate loans, and non-conforming conventional C&I loans (which are funded at NewtekOne nonbank subsidiaries), reached $261.5 million, compared to $251.8 million for the same period last year. Total closed loan units for all loan products Company-wide produced strong growth as well reaching 541 units in the third quarter 2023, compared to 368 loan units in the third quarter 2022. We could not be more pleased with the performance of our entire organization, in particular during challenging economic conditions, as we believe we have an advantage in the market as we provide technology-based business and financial solutions for independent business owners, which we believe are clearly superior to slower and less-efficient manual processes.” Mr. Sloane continued, “As we enter the fourth quarter 2023, the continued threat of a government shutdown clearly appears to be concerning some market participants, however our experience in operating the SBA 7(a) loan business for over two decades gives us the roadmap to prepare for any

2 temporary bumps in the road as best as we can. As one can clearly see with our record SBA 7(a) closings, we were able to manage and navigate these challenges in the third quarter 2023, and believe that we will continue full steam ahead for the fourth quarter 2023 for loan production and closings. Since our founding in 2000, our SBA 7(a) non-bank lending platform has navigated many of these temporary shutdowns, some of which have lasted days and some lasting weeks and, as such, we fully understand how to prepare for, manage and navigate through these challenges.” Mr. Sloane further stated, “We look forward to reporting our third quarter 2023 earnings and hosting our earnings conference call in early November. We plan on discussing, in detail, our ongoing success in deposit gathering, which includes a shift away from brokered deposits to a greater focus on growing core retail deposits, as well as our reduction in broker deposits, and the payoff of expensive lines of credit as we shift more of our funding into Newtek Bank. We will also report our progress in customer openings of Newtek Advantage™ accounts, as well as opportunities and further developments in upgrading and enhancing our staff and senior management team.” Mr. Sloane concluded, “The fact that we have been able to continue to demonstrate a successful transition to owning a nationally chartered bank and executing our business plan and business model during challenging times makes us feel extremely positive about our ability to continue to develop our business model of serving and acquiring clients in a manner that we believe is far superior to traditional organizations operating in our business space. In an effort to continue to convey our business strategy and model, which we believe is unique in the market, I will be on the West Coast Monday, October 2, 2023 through Wednesday, October 4, 2023 visiting with multiple investors and attending the LD Micro investment conference and, currently, I have 19 one-on-one investment meetings scheduled.” About NewtekOne, Inc. NewtekOne®, Your Business Solutions Company®, is a financial holding company, which along with its bank and non-bank consolidated subsidiaries, (collectively, “NewtekOne”), provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium- sized business (“SMB”) market. Since 1999, NewtekOne has provided state-of-the-art, cost- efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

3 NewtekOne’s and its subsidiaries’ business and financial solutions include: banking (Newtek Bank, N.A.), Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions. Newtek®, NewtekOne®, Newtek Bank®, N.A., Your Business Solutions Company® and One Solution for All Your Business Needs® are registered trademarks of NewtekOne, Inc. Note Regarding Forward-Looking Statements Certain statements in this press release are “forward-looking statements” within the meaning of the rules and regulations of the Private Securities Litigation and Reform Act of 1995. These statements are based on management’s current expectations and are subject to significant risks and uncertainties. Information regarding the Company, including loan closings, assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratios and balance sheet data consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the Company completes its financial statements. Moreover, factors that could cause NewtekOne’s actual results to differ materially from those described in the forward-looking statements can be found in NewtekOne’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent filings filed with the Securities and Exchange Commission which are available on NewtekOne’s website (https://investor.newtekbusinessservices.com/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). Any forward-looking statements made by or on behalf of NewtekOne, Inc. speak only as to the date they are made, and NewtekOne, Inc. does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. SOURCE: NewtekOne, Inc. Investor Relations & Public Relations Contact: Jayne Cavuoto Telephone: (212) 273-8179 / jcavuoto@newtekone.com